Exhibit 99.1

Investors/Media:
Contact:	The Ruth Group
U-Store-It Trust	Stephanie Carrington / Jason Rando
Dean Jernigan	(646) 536-7017 / 7025
Chief Executive Officer and President	scarrington@theruthgroup.com
(440) 234-0700	jrando@theruthgroup.com
U-Store-It Trust Appoints Dean Jernigan
Chief Executive Officer and President
— Announces FFO Range for First Quarter 2006 —
Cleveland, OH, April 24, 2006 — U-Store-It Trust (NYSE: YSI), a self-administered and self-managed real estate investment trust focused primarily on self-storage facilities, announced the appointment of Dean Jernigan as Chief Executive Officer and President effective today. Dean Jernigan will also be joining the Board of Directors. Robert J. Amsdell will retain the role of Chairman.
Dean Jernigan, age 60, most recently served as President of Jernigan Property Group, LLC, a Memphis-based company that owns and operates self-storage facilities. Mr. Jernigan was founder, Chairman and Chief Executive Officer of Storage USA, from 1985 until its sale in 2002, at which time it had a total capitalization of $2.4 billion and a portfolio of 565 self-storage facilities. Storage USA was traded on the New York Stock Exchange from 1994 until 2002. Prior to Storage USA, Mr. Jernigan was President and Chief Operating Officer of Fogelman Properties, Inc., a Memphis-based real estate company that owned, developed and managed apartment communities.
Mr. Jernigan currently serves as a director at Thomas & Betts, a New York Stock Exchange-listed electrical components and equipment company. He previously served as a member of NAREIT’s Board of Governors from 1995 to 2002 and as a member of its Executive Committee from 1998 to 2002.
Dean Jernigan commented, “I couldn’t be more pleased to be back to work in a role that I enjoyed for 17 years at Storage USA, and I look forward to working with the staff at U-Store-It on the continued growth of the Company.”
Robert J. Amsdell, Chairman, stated, “We are delighted to welcome Dean to the U-Store-It management team, and look forward to benefiting from his significant experience in the self-storage industry. I have personally been impressed by his track record and his excellent management capabilities. Dean brings an in-depth understanding of our operating as a public company and of our competitive environment. We are confident that he will contribute a new perspective as we continue to execute our growth strategy.”
As previously announced, the Company will be reporting financial results for the three months ended March 31, 2006 before market on Friday, May 5, 2006. At that time, the Company will be providing updated guidance for the full year 2006. The Company is currently estimating FFO results for the first quarter 2006 in the range of $0.20 — $0.22 per share. The following is a reconciliation of the calculation of net income per share to FFO per share:

Range for First Quarter 2006	Low	High
Net loss per share — basic and diluted	$(0.04)	$(0.02)
Plus real estate depreciation	0.26	0.26

FFO per unit allocable to the operating partnership	0.22	0.24
FFO per unit allocable to minority interest	(0.02)	(0.02)
FFO per share — basic and diluted	$0.20	$0.22

About U-Store-It Trust
U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2006 Self-Storage Almanac, U-Store-It Trust is one of the top five owners and operators of self-storage facilities in the United States.
Non-GAAP Financial Measures — FFO
Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.
 # # #